Exhibit 10.1

TICC Management, LLC

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

March 9, 2016

Steven P. Novak

Chairman of the Board of Directors

Chairman of the Special Committee of the Board of Directors

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re:	Fees Payable under Investment Advisory Agreement

Dear Mr. Novak:

Reference is hereby made to the Investment Advisory Agreement (the “Advisory Agreement”), dated July 1, 2011, by and between TICC Capital Corp. (the “Corporation”) and TICC Management, LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Advisory Agreement.

Beginning with the quarter commencing on April 1, 2016 (the “Effective Date”) and until such time as the Advisory Agreement is otherwise modified or amended, the Adviser hereby agrees to calculate the Base Management Fee and the Incentive Fee based on pre-Incentive Fee net investment income as indicated below (respectively referred to herein as the “Amended Management Fee” and the “Amended Income Incentive Fee”), and to permanently waive such portion of the Base Management Fee and the Incentive Fee based on pre-Incentive Fee net investment income that is in excess of the Amended Management Fee and the Amended Income Incentive Fee, respectively, that the Adviser would otherwise be entitled to receive under the Advisory Agreement prior to the Effective Date.

The Amended Management Fee and the Amended Income Incentive Fee shall be calculated as follows:

Amended Management Fee

The Amended Management Fee shall be calculated at an annual rate of 1.50%. The Amended Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average value of the Corporation’s gross assets at the end of the two most recently completed calendar quarters, and adjusted pro rata for any share issuances, debt issuances, repurchases or redemptions during the current calendar quarter; provided, however, that no Amended Management Fee shall be payable on the cash proceeds received by the Corporation in connection with any share or debt issuances until such proceeds have been invested in accordance with the Corporation’s investment objectives. The Amended Management Fee for any partial month or quarter shall be pro-rated.

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Amended Income Incentive Fee

The Amended Income Incentive Fee shall be determined and paid quarterly in arrears based on the amount by which (x) the “Pre-Incentive Fee Net Investment Income” (as defined below) for the calendar quarter beginning with the calendar quarter that commences on or after April 1, 2016 exceeds (y) the “Preferred Return Amount” (as defined below) for the calendar quarter.

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Corporation has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the calendar quarter, minus the Corporation’s operating expenses accrued during the calendar quarter (including, without limitation, the Amended Management Fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Amended Income Incentive Fee and the Capital Gains Fee). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The “Preferred Return Amount” shall be determined on a quarterly basis, and shall be calculated by multiplying 1.75% by the Corporation’s net asset value at the end of the immediately preceding calendar quarter. The Preferred Return Amount shall be calculated after making appropriate adjustments to the Corporation’s net asset value at the end of the immediately preceding calendar quarter for any share issuances, debt issuances, repurchases or redemptions during the calendar quarter.

The calculation of the Amended Income Incentive Fee for each quarter shall be as follows:

(A)         No Amended Income Incentive Fee shall be payable to the Adviser in any calendar quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the Preferred Return Amount;

(B)         100% of the Corporation’s Pre-Incentive Fee Net Investment Income for such quarter, if any, that exceeds the Preferred Return Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 2.1875% by the Corporation’s net asset value at the end of such calendar quarter. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 20% on all of the Corporation’s Pre-Incentive Fee Net Investment Income when the Corporation’s Pre-Incentive Fee Net Investment Income reaches 2.1875% per quarter (8.75% annualized) for such quarter; and

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(C)         For any quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income exceeds the Catch-Up Amount, the Amended Income Incentive Fee shall equal 20% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income for such quarter;

provided that, no Amended Income Incentive Fee shall be payable except to the extent 20% of the “cumulative net increase in net assets resulting from operations” during the calendar quarter for which such fees are being calculated and the eleven (11) preceding quarters (or the appropriate portion thereof in the case of any of the Corporation’s first eleven calendar quarters that commence on or after April 1, 2016) exceeds the cumulative Amended Income Incentive Fees accrued and/or paid pursuant hereto for such eleven (11) preceding quarters (or the appropriate portion thereof in the case of any of the Corporation’s first eleven calendar quarters that commences on or after April 1, 2016). For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of Pre-Incentive Fee Net Investment Income, realized gains and losses and unrealized appreciation and depreciation of the Corporation for the calendar quarter for which such fees are being calculated and the eleven (11) preceding calendar quarters (or the appropriate portion thereof in the case of any of the Corporation’s first eleven calendar quarters that commence on or after April 1, 2016).

Aggregate Fee Limitation

The Adviser will continuously calculate the aggregate fees payable to it by the Corporation under the revised fee structure described herein (the “New Fee Structure”) and the fee structure described in the Advisory Agreement (the “Prior Fee Structure”), and if, at any time after the Effective Date, the aggregate fees under the New Fee Structure for any quarter would be greater than the aggregate fees under the Prior Fee Structure for such quarter, the Corporation shall only be required to pay the Adviser the lower of these two amounts.

Sincerely yours,

TICC Management, LLC

By:	/s/ Jonathan H. Cohen
Name: Jonathan H. Cohen
Title: Chief Executive Officer

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